Exhibit 10.31

LEASE

JAMESTOWN 21-23-25 DRYDOCK, L.P.

a Delaware Limited Partnership

Landlord

and

GINKGO BIOWORKS, INC.,

a Delaware corporation

Tenant

for

The Innovation and Design Building

Premises located on the Eighth Floor of the Bronstein Building

23 and 25 Drydock Avenue

Boston, Massachusetts

March 18, 2016

‡	Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.

i

ii

THE INNOVATION AND DESIGN BUILDING

Lease Agreement

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of March 18, 2016 (the “Effective Date”), by and between JAMESTOWN 21-23-25 DRYDOCK, L.P., a Delaware limited partnership (“Landlord”), whose address is c/o Jamestown, Ponce City Market, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308 and GINKGO BIOWORKS, INC., a Delaware corporation (“Tenant”), whose address is 27 Drydock Avenue, Floor 8, Boston, Massachusetts 02210. The terms set forth herein shall have the respective meanings set forth for the same in Articles I and IX of this Lease.

Subject to all of the terms and conditions of this Lease, and in consideration of the covenants and obligations contained in this Lease, Landlord and Tenant agree as follows:

ARTICLE I.

BASIC LEASE INFORMATION

Phase I Premises or Suite 25-810E shall mean approximately 16,361 rentable square feet, known as “Bay” 25-810E located on the eighth (8th) floor of 25 Drydock Avenue, Boston, Massachusetts, and as shown on the floor plan attached to this Lease as Exhibit A-1

Phase II Premises or Suite 25-810W shall mean approximately 18,053 rentable square feet, known as “Bay” 25-810W located on the eighth (8th) floor of 25 Drydock Avenue, Boston, Massachusetts, and as shown on the floor plan attached to this Lease as Exhibit A-2.

Phase III Premises or Suite 23-810E shall mean approximately 16,988 rentable square feet, known as “Bay” 23-810E located on the eighth (8th) floor of 23 Drydock Avenue, Boston, Massachusetts, as shown on the floor plan attached to this Lease as Exhibit A-3.

Phase IV Premises or Suite 23-810W shall mean approximately 18,037 rentable square feet, known as “Bay” 23-810W located on the eighth (8th) floor of 23 Drydock Avenue, Boston, Massachusetts, as shown on the floor plan attached to this Lease as Exhibit A-4.

Leased Premises or Premises shall mean the Phase I, Phase II, Phase III and/or Phase IV Premises.

Phase I Scheduled Commencement Date shall mean April 4, 2016 which is applicable to the Phase I Premises.

Phase II Scheduled Commencement Date shall mean October 1, 2016 which is applicable to the Phase II Premises.

Phase III Scheduled Commencement Date shall mean October 1, 2016 which is applicable to the Phase III Premises.

Phase IV Scheduled Commencement Date shall mean April 1, 2021 which is applicable to the Phase IV Premises.

Phase I Commencement Date shall be the date that Landlord tenders possession of the Phase I Premises to Tenant with Landlord’s Work (as hereinafter defined) in Delivery Condition.

Phase II Commencement Date shall be the date that Landlord tenders possession of the Phase I Premises to Tenant with Landlord’s Work in Delivery Condition.

Phase III Commencement Date shall be the date that Landlord tenders possession of the Phase III Premises to Tenant with Landlord’s Work in Delivery Condition.

Phase IV Commencement Date shall be the date that Landlord tenders possession of the Phase IV Premises to Tenant with Landlord’s Work in Delivery Condition.

Expiration Date shall mean that date which is the last day of the one hundred and thirtieth (130th) month following the Phase I Commencement Date, or the last day of any renewal term, if the Lease Term is extended in accordance with the provisions of Section 8.1 hereof.

Lease Term shall mean a term beginning on the Phase I Commencement Date and ending on the Expiration Date.

Base Rent shall mean the rent payments as set forth on Exhibit D attached hereto and made a part hereof.

Permitted Use shall mean use for General Industrial (as defined in the Prime Lease, as hereinafter defined) uses and for no other use or purpose. In no event will the Leased Premises be used for any purpose not permitted under the Prime Lease.

Tenant’s Proportionate Share shall mean 2.09% with respect to the Phase I Premises, which Tenant’s Proportionate Share shall be increased by the following percentages upon the applicable Commencement Dates: (i) 2.31% on the Phase II Commencement Date; (ii) 2.17% on the Phase III Commencement Date; and (iv) 2.30% on the Phase IV Commencement Date, the parties acknowledging that the Building consists of 782,539 rentable square feet. The parties hereto further stipulate and agree that Tenant’s Proportionate Share of Operating Costs shall be deemed a separately enumerated amount for purposes of the Prime Lease, particularly, but without limitation, for purposes of Exhibit D of the Prime Lease.

Security Deposit shall mean $2,100,000.00 in the form of a letter of credit, subject to increase and decrease in accordance with the provisions of Section 6.5 hereof.

Broker shall collectively mean Jones Lang LaSalle (representing Landlord) and Columbia Group Realty Advisors, Inc. (representing Tenant), the commission for said Broker being paid by Landlord in accordance with separate agreements.

Landlord’s Construction Loan shall mean (i) $981,660.00 (calculated at a rate of $60.00 per rentable square foot) with respect to the Phase I Premises; (ii) $1,056,100.50 (calculated at a rate of $58.50 per rentable square foot) with respect to the Phase II Premises; and (iii) $874,882.00 (calculated at a rate of $51.50 per rentable square foot) with respect to the Phase III Premises.

Landlord’s Additional Construction Loan shall mean (i) $327,220.00 (calculated at a rate of $20.00 per rentable square foot) with respect to the Phase I Premises; (ii) $352,033.50 (calculated at a rate of $19.50 per rentable square foot) with respect to the Phase II Premises; (iii) $475,664.00 (calculated at a rate of $28.00 per rentable square foot) with respect to the Phase III Premises; and (iv) $180,370.00 (calculated at a rate of $10.00 per rentable square foot) with respect to the Phase IV Premises.

Landlord’s Plans Contribution shall mean $1,636.10 (calculated at a rate of $.10 per rentable square foot) for the Phase I Premises only.

ARTICLE II.

Section 2.1     Leased Premises and Term.

A.    Upon the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant. Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease and take from Landlord the applicable portion of the Leased Premises for a term beginning on the applicable Commencement Date and continuing in full force and effect for the Lease Term, unless this Lease is terminated earlier pursuant to the provisions hereof. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas. Landlord specifically excepts and reserves to itself the use of the roof, the exterior portions of the Leased Premises, and such areas within the Leased Premises reasonably required for installation, maintenance, replacement and repair of utility lines and other installations required to service other tenants of the Building from time to time during the Lease Term. No rights are conferred on Tenant, and Landlord specifically excepts and reserves to itself, unless otherwise specifically provided, all rights to the land and improvements below the floor level of the Leased Premises and to the air rights above the Leased Premises and to the land and improvements located on and within the Common Areas.

B.    Tenant shall have the right to construct the installations for the Leased Premises in the area of the roof of the Building, all as shown on the plan attached here to as Exhibit F-l (“Rooftop Installations”). In connection with the Rooftop Installations, Landlord shall provide Tenant with 50 tons of cooling from the Building’s main condenser unit for each Bay included in the Premises.

C.    The Leased Premises are demised hereby subject to all easements, restrictions, agreements of record, mortgages and deeds of trust, zoning and building laws, and the terms and provisions of the Prime Lease, including, but not limited to, the provisions of the Prime Lease relating to employment and non-discrimination, which provisions are set forth on Exhibit C to this Lease. If and to the extent that such provisions shall be changed or modified as a result of any change imposed upon Landlord by the landlord under the Prime Lease (“Prime Lessor”), Tenant shall be given notice of such change and Tenant agrees to comply with any such changed provision. Once the applicable Commencement Date is determined, Landlord and Tenant shall endeavor to execute an agreement, substantially in the form attached hereto as Exhibit E. stating the applicable Commencement Date and the Expiration Date; provided, however, the failure to do so will not affect the determination of such dates.

Section 2.2     Condition: Delivery: Landlord’s Construction Loan: Landlord’s Additional Construction Loan: Landlord’s Plans Contribution. For purposes of this Section 2.2, the following terms shall have the meanings set forth below:

A.    Condition. Tenant has inspected Suite 25-810, Suite 25-810W, Suite 23-810E and Suite 23-810W and agrees that except for Landlord’s Work, Landlord’s Construction Loan, Landlord’s Additional Construction Loan, and Landlord’s Plan Contribution, each as applicable, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Leased Premises for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s initial occupancy of any of the Leased Premises shall be hereinafter referred to as “Initial Installations.” All Initial Installations shall be considered to be “Alterations” and shall be performed in accordance with Section 4.2 hereof. Notwithstanding the foregoing, Landlord hereby (a) approves in concept, subject to final review, those portions of the Initial Installations for the Phase I Premises as are shown in the plans listed on Exhibit A-6 and (b) approves in concept, subject to final review, the plans shown on Exhibit A-7.

B.    Substantial Completion and Delivery.

(i)    Landlord will exercise reasonable and diligent efforts to cause the applicable Commencement Date to occur by the applicable Scheduled Commencement Date, as the same may be extended by Unavoidable Delays. Except as set forth herein, Landlord shall have no liability for, and there shall be no postponement of the applicable Commencement Date, or any credit afforded to Tenant for (x) any delay in the applicable Commencement Date arising out of or resulting from any Unavoidable Delay, or (y) any delay by Landlord in the performance of Landlord’s Work arising out of or resulting from any Unavoidable Delay. Tenant’s commencement of any Initial Installations in a Bay shall be conclusive evidence Tenant has approved all of Landlord’s Work in such Bay, that Tenant has accepted possession of such Bay and that at the time such possession was taken, such Bay and the Building were in a good and satisfactory condition as required by this Lease.

(ii)    In the event of the failure of Landlord to deliver (a) the Phase I Premises on or before April 22, 2016; (b) the Phase II Premises on or before December 31, 2016; (c) the Phase III Premises on or before December 31, 2016; and (d) the Phase IV Premises on or before June 30, 2021 (each, an “Outside Delivery Date”), as the same may be extended by Unavoidable Delays, (and provided that the failure of an existing tenant to vacate a bay shall not be considered an Unavoidable Delay) then for and with respect to each day between the applicable Outside Delivery Date and the date on which Landlord delivers the applicable portion of the Leased Premises to Tenant, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Base Rent next becoming payable under this Lease in an amount equal to one (1) times the per diem Base Rent payable for the applicable Leased Premises for each day following the Outside Delivery Date until the Landlord has delivered the applicable portion of the Leased Premises in Delivery Condition.

(iii)    Furthermore, if the Phase I Commencement Date is delayed beyond that date which is six (6) months after the Outside Delivery Date for the Phase I Premises, then by thirty (30) days’ prior written notice to Landlord, Tenant may terminate this Lease. In addition, if the Phase II Commencement Date is delayed beyond that date which is twelve (12) months after the Outside Delivery Date for the Phase II Premises then, by thirty (30) days’ prior written notice to Landlord, Tenant may terminate this Lease with respect to the Phase II Premises and the Phase IV Premises in which event (x) the Phase III Rent Abatement Period (as defined in Exhibit D) shall be seventeen (17) months; and (y) Landlord shall reimburse Tenant for its out of pocket costs incurred in connection with (i) the required addition of an automatic transfer switch for the Phase III Premises,. (ii) adding a second service rated breaker to serve the Phase III Premises; (iii) addition of a lab exhaust fan or the ductwork across the roof serving the Phase III Premises; (iv) installing ductwork on the roof from the Phase I Premises to the Phase III Premises; and (v) raising the RTU dunnage approximately 2 feet to allow ductwork to come out under the dunnage.

On or about the date when Landlord’s Work is substantially completed for the applicable Phase, Landlord’s and Tenant’s construction representatives shall jointly prepare a punch-list setting forth any items of Landlord’s Work which are incomplete and deliver the same to Tenant and Landlord. Landlord shall use good faith efforts to complete such punch-list items within thirty (30) days of the date of such walk through, each party acting to promptly and reasonably to resolve any disputes.

C.    Construction Representatives. Each party authorizes the other to rely upon all approvals granted and other actions taken by the respective construction representative designated from time to time by such party, or any person hereafter expressly designated in writing in substitution or addition thereof by notice to the party relying thereon. Tenant hereby designates Barry Canton as its construction representative and Landlord hereby designates Dana Griffin as its construction representative.

D.    Landlord’s Construction Loan and Landlord’s Additional Construction Loan.

(i)     Landlord and Tenant hereby agree that at Tenant’s election Landlord shall provide the Landlord’s Construction Loan to Tenant for use towards the Initial Installations located in the applicable portion of the Leased Premises for which such Landlord’s Construction Loan has been promised. Tenant shall pay to Landlord, as additional rent, Construction Rent, as hereinafter defined, on account of the Landlord’s Construction Loan. Construction Rent shall be deemed to be a repayment of a loan plus interest and shall be payable by Tenant to Landlord commencing as of the expiration of the applicable Rent Abatement Period (if any) and continuing on the first day of each month thereafter throughout the initial Term of the Lease. “Construction Rent” shall be based upon the amount of applicable portion of the Landlord’s Construction Loan and the accrual of interest relating to the same from the date of advance through the date of the applicable payment of Construction Rent, as more particularly set forth in Exhibit D attached hereto. Tenant’s monthly payments of Construction

Rent shall be equal to the amount of equal monthly payments of principal and interest which would be necessary to repay a loan in the amount of Landlord’s Construction Loan, together with interest at the rate of eight percent (8%) per annum, on a level direct reduction basis over the initial Lease Term commencing on the applicable Commencement Date for the portion of the Leased Premises for which Landlord’s Construction Loan was funded.

(ii)    Tenant shall have the right, at Tenant’s election (which election Tenant may exercise by giving Landlord written notice on or before the applicable Commencement Date), to require Landlord to provide Landlord’s Additional Construction Loan for Initial Installations to be made in the applicable portion of the Leased Premises. The Landlord’s Additional Construction Loan shall be deemed to be a loan from the Landlord to the Tenant and shall commence accruing interest as of the date that the Landlord’s Additional Construction Loan or portion thereof is advanced by Landlord to Tenant. Tenant may, at any time after such election, notify Landlord that it is not seeking said Landlord’s Additional Construction Loan as to all or any remaining Initial Installations and only such amounts as shall have been advanced by Landlord prior to said notice shall be amortized and repaid in accordance with the provisions below.

(iii)    If Tenant elects that Landlord provide Landlord’s Additional Construction Loan to Tenant, as set forth in Paragraph (ii) above, then Tenant shall pay to Landlord Construction Rent on account of such Landlord’s Additional Construction Loan equal to the amount of equal monthly payments of principal and interest which would be necessary to repay a loan in the amount of Landlord’s Additional Construction Loan, together with interest at the rate of ten percent (10%) per annum, on a level direct reduction basis over the initial Lease Term commencing on the expiration of the Rent Abatement Period. Upon request of Tenant from time to time, Landlord shall provide Tenant with an amortization schedule setting forth the amounts of accrued interest and principal due from Landlord to Tenant on account of the Construction Rent for the Landlord’s Additional Construction Loan.

(iv)    For all purposes of the Lease, Construction Rent shall be treated as additional rent and shall be stated as additional rent on any invoice therefor delivered by Landlord to Tenant. Monthly payments of Construction Rent (x) shall be payable at the same time and in the same manner as Base Rent is payable under the Lease; and (y) may not be prepaid except as set forth below. Construction Rent shall not be abated or reduced for any reason whatsoever (including, without limitation, termination of the Lease other than if such termination is as a result of casualty, condemnation or a default by Landlord). If there is any default (beyond the expiration of any applicable grace periods) of any of Tenant’s obligations under the Lease (including, without limitation, its obligation to pay Construction Rent) or if the term of the Lease (other than if such termination is as a result of casualty, condemnation or a default by Landlord is terminated for any reason whatsoever prior to the termination of the term of the Lease, then Tenant shall pay to Landlord, immediately upon demand, the unamortized balance of Landlord’s Construction Loan together with all sums of interest that would have accrued on such Construction Rent during the Term. Tenant’s obligation to pay the unamortized balance of Landlord’s Construction Loan together with such interest shall be in addition to all other rights and remedies which Landlord has based upon any default of Tenant under the Lease, and Tenant shall not be entitled to any credit or reduction in such payment based upon amounts collected by Landlord from reletting the Premises after the default of Tenant.

E.    Evidence of Funds and Additional Letter(s) of Credit.

Prior to commencing the Initial Alterations in the Phase I Leased Premises, Tenant will (x) provide evidence from a credit worthy bank that Tenant has sufficient cash available in order to pay the entire amount of the Initial Alterations for the Phase I Leased Premises; and (y) provide a Letter of Credit (as defined in Section 6.5 hereof) in the amount of $500,000.00 as security for the completion of the Initial Installations in the Phase I Leased Premises by Tenant. In addition, prior to commencing the Initial Alterations in the Phase II Leased Premises, Tenant will (x) provide evidence from a credit worthy bank that Tenant has sufficient cash available in order to pay the entire amount of the Initial Alterations for the Phase II Leased Premises; and (y) provide a Letter of Credit (as defined in Section 6.5 hereof) in the amount of $250,000.00 as security for the completion of the Initial Installations in the Phase II Leased Premises by Tenant. Lastly, prior to commencing the Initial Alterations in the Phase III Leased Premises, Tenant will (x) provide evidence from a credit worthy bank that Tenant has sufficient cash available in order to pay the entire amount of the Initial Alterations for the Phase III Leased Premises; and (y) provide a Letter of Credit (as defined in Section 6.5 hereof) in the amount of $250,000.00 as security for the completion of the Initial Installations in the Phase III Leased Premises by Tenant. The provisions of Section 6.5 of this Lease shall be applicable to the Letters of Credit provided hereunder provided, however, that notwithstanding the provisions of Section 6.5(a)(i), Landlord shall only be entitled to draw down on such Letters(s) of Credit in the event of a default by Tenant pursuant to Section 4.2 hereof for purposes of reimbursing Landlord for all out-of-pocket costs reasonably incurred by Landlord as a result of such event of default. The Letter(s) of Credit set forth above shall be returned by Landlord to Tenant upon the final requisition of the Landlord’s Construction Loan or Landlord’s Additional Construction Loan, as applicable.

F.    Requisitions. Promptly after Landlord approves Tenant’s plans for the Initial Installations for a particular Phase of the Leased Premises, Tenant shall deliver to Landlord a project budget which will include a Guaranteed Maximum Price contract (“GMP”) for the general contractor performing the Initial Installations. Tenant hereby agrees that Landlord shall not be required to reimburse Tenant for any amount of the Landlord’s Construction Loan or Landlord’s Additional Construction Loan for an applicable Phase until such time that Tenant has expended all amounts required to complete the applicable Initial Installations other than the Landlord’s Construction Loan and Landlord’s Additional Construction Loan. At such time that Tenant has expended all such amounts, Tenant shall, on a monthly basis, deliver to Landlord an updated schedule of work, any changes to such budget and GMP and evidence of payment by Tenant of all amounts set forth in such budget other than the Landlord’s Construction Loan and Additional Construction Loan.

Provided that as of the date on which Landlord is requested to make payment of the Landlord’s Construction Loan and Landlord’s Additional Construction Loan, if applicable, this Lease is in full force and effect, and (ii) no Event of Default then exists, Landlord shall make progress payments on account of the same to Tenant on a monthly or, if requested by Tenant, a less frequent basis. Each of Landlord’s progress payments shall be limited to the amount equal to the costs and expenses billed by Tenant during the immediately preceding month or such longer period covered by such requisition (as certified by an authorized representative of Tenant) by Tenant’s consultants, contractors, subcontractors and material suppliers, or other parties entitled to payment for costs described above (excluding any amounts which have been subject to previous disbursements pursuant to the foregoing). Such progress payments shall be made within thirty (30) days next following the delivery to Landlord of the completed requisition. Each requisition shall be executed by an authorized representative of Tenant, and shall be accompanied by (i) copies of conditional waivers of lien from all contractors, subcontractors, material suppliers, and paid design professionals performing work, providing materials or performing services for each such contractor, subcontractor, supplier and professional covering all work, materials and services which were the subject of previous progress payments by Landlord and Tenant, (ii) a certification from Tenant’s architect that the work for which the requisition is being made has been performed substantially in accordance with Plans approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request consistent with the requirements of landlords of similar properties. Landlord shall make the final advance of the upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under the foregoing provisions, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Installations by Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Initial Installations, and (C) issuance of final lien waivers by all contractors, subcontractors, material suppliers, and design professionals covering all of the Initial Installations. Nothing in this Section 2.3 shall be deemed to make any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity, a third party beneficiary. With respect to the Landlord’s Construction Loan, (a) Tenant shall begin requisitioning the Landlord’s Construction Loan no later than eighteen (18) months after the date on which Tenant commences paying Base Rent for an applicable Phase in accordance with Exhibit D, and (b) upon the occurrence of the date which is twenty-four (24) months after the date on which Tenant commences paying Base Rent for an applicable Phase in accordance with Exhibit D, any amount of the Landlord’s Construction Loan applicable to such Phase which has not been previously requisitioned by Tenant shall be retained by Landlord and Tenant shall have no further right or claim thereto.

G.    Landlord’s Plans Contribution. Landlord shall contribute Landlord’s Plans Contribution towards the cost of plans prepared for the performance of Initial Installations. Landlord shall, within thirty (30) days of receipt of paid invoices from Tenant, pay the Landlord’s Plans Contribution to Tenant.

Section 2.3     Use. The Leased Premises shall be used and occupied by Tenant solely for the Permitted Use and for no other purpose. Tenant shall not use the Leased Premises or allow the Leased Premises to be used in a manner constituting a Prohibited Use. If Tenant uses the Leased Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building and/or the Project to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense shall procure and at all times maintain and comply with the terms of all licenses and permits required for the lawful conduct of the Permitted Use in the Leased Premises.

Section 2.4     Base Rent. Commencing on the applicable Commencement Date, Tenant agrees to pay the Base Rent to Landlord for each month during the Lease Term as provided in Exhibit D attached hereto. Base Rent shall be due and payable in advance on the first day of the month without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever. If the applicable Commencement Date is a day other than the first day of a calendar month or in the event this Lease terminates on such other than the last day of a calendar month, then Base Rent for each month or months shall be prorated and the installment or installments so prorated shall be paid in advance. In the event that Tenant fails to make any payment of Base Rent or any other amount payable to Landlord hereunder within ten (10) days after the date such payment becomes due and payable, a late charge in an amount equal to the greater of: (i) two percent (2%) of such payment; or (ii) $150.00, shall also become due and payable to Landlord by Tenant, such late charge being for Landlord’s administrative and other costs and is in addition to and cumulative with any other rights and remedies which Landlord may have hereunder with regard to the failure of Tenant to make any payment of Base Rent or any other sum due hereunder.

Section 2.5     PILOT Payments. The Building is currently exempt from real estate taxes and Landlord pays to Prime Lessor an amount in lieu of such real estate taxes pursuant to a Payment in Lieu of Tax Agreement (“PILOT Agreement”). Commencing as of the expiration of the Phase I Rent Abatement Period, Tenant shall pay to Landlord an amount equal to twenty (20%) of the Base Rent due hereunder on the first day of each calendar month for such calendar month on account of PILOT payments required to be made by Landlord to the Prime Lessor under the Prime Lease (such payments hereinafter referred to as “PILOT Payments”). If during the Term the PILOT Agreement is terminated and the Building and/or Project subsequently becomes subject to general real estate taxes in the City of Boston, then in lieu of such PILOT Payments, Tenant shall to Landlord Tenant’s Proportionate Share of the amount of real estate taxes then imposed on the Building and/or Project on account of the Leased Premises. In addition, if during the Term any other tax, assessment, impositions or the like is imposed on the Building and/or Project, then Tenant shall pay to Landlord Tenant’s Proportionate Share of all such other taxes, assessments, impositions or the like.

Section 2.6     Tenant’s Proportionate Share of Operating Costs. In addition to the payment of Base Rent and PILOT Payments, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs in accordance with the following provisions:

A.    For each calendar year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Proportionate Share of Operating Costs, if any (the “Expense Estimate”). Tenant shall pay to Landlord the amount of such Expense Estimate in monthly installments of 1/12th each on a monthly basis contemporaneously with the payment of Base Rent.

B.    If at any time Landlord shall have reasonable grounds to believe that the amount of actual Operating Costs incurred and to be incurred will vary from the Expense Estimate, then Landlord reserves the right to revise such estimates accordingly by written notice to Tenant. Thirty (30) days after notice of any such revision, the monthly payments due and payable to Landlord by Tenant under this Section shall be increased to an amount which will amortize such revised estimate over the remainder of the calendar year in which any such revision is made by Landlord.

C.    Within one hundred and eighty (180) days after the end of any calendar year Landlord shall provide Tenant with a statement in reasonable detail showing actual Operating Costs for such calendar year (a “Statement”). If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs exceed the actual amount of Tenant’s Proportionate Share of Operating Costs for such calendar year, then Landlord shall credit the amount of such excess against subsequent payments of rent due hereunder or, in the event that the Lease has expired or terminated prior to delivery of the Statement, promptly (but in any event within thirty (30) days of the completion of the Statement for that year) refund the amount of such excess after first deducting any amounts due from Tenant hereunder. If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs are less than the actual amount of Tenant’s Proportionate Share of Operating Costs, then Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant.

D.    If the Commencement Date is a day other than the first day of a calendar month or if this Lease terminates on a day other than the last day of a calendar month, then the amounts due and owing by Tenant to Landlord under this Section shall be prorated accordingly.

E.    Landlord’s failure to render any Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that calendar year.

F.    Each Statement sent to Tenant shall constitute an account stated between Landlord and Tenant and shall be conclusively binding upon Tenant and Landlord unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement and (ii) within 120 days after such Statement is sent, sends a written notice to Landlord notifying Landlord of its desire to review or audit the Operating Costs and Taxes for the subject calendar year. The documents, books and records shall be made available to Tenant at an office of Landlord or its property manager located in The Commonwealth of Massachusetts, at mutually acceptable times and on mutually acceptable days. Tenant agrees that Tenant will not employ, in connection with any dispute under this lease, any person or entity who is to be compensated in whole or in part on a contingency fee basis. If Tenant identifies any objections to the Statement within 60 days after the date that Landlord makes the documents, books and records available to Tenant that are necessary to complete such review and the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to a nationally recognized, independent public accounting firm selected by Tenant, and reasonably approved by Landlord, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review (subject to customary exclusions for disclosures pursuant to Requirements and the like). The parties shall split the cost of the independent auditor and Tenant shall pay its fees and expenses relating to its audit, unless such accountants determine that Landlord overstated Operating Costs or Taxes by more than four (4%) for such calendar year, in which case Landlord shall pay such fees and expenses and Tenant shall have the right to review the two prior year Statements to confirm that the same overcharges were not made therein. Neither Tenant nor Landlord shall have the right to dispute by judicial proceeding or otherwise the accuracy of any determination by the independent auditor.

Section 2.7     Separately Metered Utilities and Utility Usage. Tenant shall pay upon demand or receipt of an invoice all amounts due and owing with respect to utilities furnished to the Leased Premises which may, from time to time, be separately measured or reasonably estimated by a licensed engineer selected by Landlord, and charged to Tenant by Landlord, or by any public utility as may furnish such utilities to the Leased Premises.

Section 2.8     Additional Rent; Payments. All sums of money due and payable by Tenant to Landlord under the terms of this Lease in addition to the Base Rent shall constitute additional rent (“Additional Rent”) hereunder for the purposes of the collection thereof. Landlord shall have the same remedies for default in the payment of Additional Rent as are available to Landlord in the case of a default in the payment of Base Rent Base. Rent and/or Additional Rent are sometimes referred to as “rent.” All rent shall be paid by check drawn on good and immediately available funds at Landlord’s address as provided herein (or at such other address as may be designated by Landlord from time to time). Tenant agrees to pay all rent under this Lease at the times and in the manner herein provided, without set-off, counterclaim, abatement or deduction whatsoever.

ARTICLE III.

Section 3.1     Utilities. Landlord shall use reasonable efforts to furnish or cause public utilities to furnish electricity to each Bay within the Leased Premises with 19 watts per square foot of electric capacity and water to the Building to the extent and in such manner as is reasonably deemed by Landlord to be adequate for Tenant’s use and occupancy of the Leased Premises.

Section 3.2     Services to be Furnished by Landlord to Tenant. Landlord shall furnish or cause to be furnished to Tenant during the Lease Term the following services consistent with first class services being provided in comparable buildings:

A.    Heating, ventilation and air conditioning to the Leased Premises during Normal Business Hours. Heating, ventilation and air conditioning supplied to the Leased Premises after Normal Business Hours shall be subject to the reasonable overtime hourly rates then charged by the Landlord at the Building;

B.    Non-exclusive passenger elevator service and non-exclusive freight elevator service;

C.    Non-exclusive use of loading facilities for the Building, as the same may be relocated by Landlord from time to time in its sole discretion;

D.    Maintenance and repair in good condition and in compliance with Requirements of the mechanical systems, structural and exterior elements of the Building, including but not limited to the foundations, curtainwall, exterior glass, beams, and shafts (including elevator shafts), roof system (including the membrane), structural floor slabs and columns of the Building, bearing and exterior walls and other public areas of the Building; the roadways, walkways, parking areas and other Common Areas of the Project, clean with all snow and ice removed therefrom;

E.    Standard building signage identifying Tenant in the building lobby and floor directories on any multi-tenant floor; and

F.    Janitorial service for the Common Areas of the Building.

Except as specified above, such services shall be provided during Normal Business Hours, at such locations, in such manner and to the extent reasonably deemed by Landlord to be adequate for the use and occupancy of the Building, with due regard for the prudent control of energy.

Section 3.3     Landlord’s Failure to Provide Utilities or Services. Failure by Landlord to any extent to furnish or cause to be furnished the utilities or services described in Sections 3.1 and 3.2, or any cessation or interruption thereof, resulting from causes beyond Landlord’s reasonable control, including without limitation mechanical breakdown, overhaul, maintenance, or repair of equipment, strikes, riots, acts of God, shortages of labor or material, or governmental laws, regulations or restrictions or any other similar causes shall not render Landlord liable in any respect for damages to either person or property, be construed as an eviction of Tenant, result in an abatement of rent or relieve Tenant from its obligation to perform or observe any covenant or agreement contained in this Lease provided, however, that Landlord shall use all reasonable efforts to restore any such cessation or interruption of such utilities or service, and notwithstanding any other provision of this Lease to the contrary, if as a result of any such cessation, interruption, or suspension, for a period of seven (7) consecutive Business Days Tenant is unable to conduct its permitted business activities in the Leased Premises, then in any such event Rent shall equitably abate thereafter so long as such inability continues.

Section 3.4     Peaceful Enjoyment. Subject to the other terms of this Lease, Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Leased Premises for the Lease Term free of any claims by any party claiming by, through or under Landlord, provided that Tenant pays the rent to be paid by Tenant under this Lease and performs all of Tenant’s covenants and agreements herein contained.

ARTICLE IV.

Section 4.1     Operation. Tenant shall operate the Leased Premises only for the Permitted Use, consistent with the terms of this Lease.

Section 4.2     Alterations, Improvements and Additions.

A.    Any and all furnishing, equipping or improving of or other alteration, improvement or addition to the Leased Premises shall be:

(i)    made and kept at the Leased Premises at Tenant’s sole cost, risk, and expense;

(ii)    performed in a prompt, good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require in full compliance with all Requirements;

(iii)    constructed in accordance with plans and specifications approved in writing by Landlord prior to the commencement of any such work (which approval shall not unreasonably be withheld, conditioned or delayed in the case of non-structural work);

(iv)    subject to causes beyond the reasonable control of Tenant, prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage or underlying lease covering or affecting all or any part of the Building or the land upon which the Building is situated and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and

(v)    performed by contractors approved in writing by Landlord (which approval shall not unreasonably be withheld, conditioned or delayed) and if requested by Landlord all such contractors and work shall be bonded in a manner satisfactory to Landlord.

B.    Any and all alterations, improvements and additions to the Leased Premises shall constitute a part of the Leased Premises. All alterations, improvements and additions constructed by Landlord, shall be, and remain, the property of Landlord. Absent an election by Landlord to require removal of any improvements or additions at the time of their approval by Landlord, all alterations, improvements and additions constructed by Tenant shall remain the property of Landlord at the end of the term of this Lease. Tenant shall be entitled to the exclusive right to depreciate and amortize any alterations or improvements that it constructs at its sole cost and take investment tax credits with respect thereto. Tenant shall have no (and hereby waives all) other rights to payment or compensation for such alteration, improvement or addition to the Leased Premises.

C.    No sign may be installed or maintained by Tenant at the Leased Premises except with the prior written consent of Landlord and in accordance with rules and regulations therefor adopted from time to time by Landlord.

D.    No approval which may be given by Landlord to Tenant pursuant to this Lease, if any, shall (i) constitute an approval (or even be deemed to have confirmed Landlord’s review) with respect to compliance with any codes, building laws or other governmental requirements or (ii) relieve Tenant of any of its obligations as set forth in this Lease.

E.    Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building and/or the Project, if, in Landlord’s sole reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building and/or the Project by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Project immediately.

Section 4.3     Maintenance and Repairs. Subject to reasonable wear and use, having in mind good maintenance practices, damage by fire or other insured casualty for which proceeds sufficient for restoration are paid to Landlord only excepted, Tenant shall maintain the Leased Premises and all Trade Fixtures and other improvements situated therein in first class, clean and safe condition.

Section 4.4     Trade Fixtures. Landlord and Tenant agree that all Trade Fixtures in the Leased Premises shall be and remain the property of Tenant and, so long as Tenant is not in default hereunder, may be removed by Tenant prior to or upon the expiration of the Lease Term and in any event shall be removed at the request of the Landlord upon the expiration of the Lease Term. Tenant shall at its sole cost and expense repair any damage caused by such removal and restore the Leased Premises to such condition as existed prior to the installation of such Trade Fixtures. Any such repair and restoration shall be performed in accordance with the conditions set forth in Sections 4.2(a) hereof. Any Trade Fixtures which are not removed from the Leased Premises shall at Landlord’s election become the property of Landlord or Landlord may remove and dispose of the same, at Tenant’s cost, without necessity of further notice to Tenant. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item(s). Tenant shall have no right to remove property other than Trade Fixtures and Tenant’s personal property from the Leased Premises without Landlord’s prior written approval, which Landlord may withhold in Landlord’s sole discretion. In no event shall lighting fixtures or light bulbs, whether recessed, cans, track lights or otherwise, be considered Trade Fixtures and Tenant shall not have the right to remove any such lighting from the Leased Premises.

Section 4.5     Laws and Regulations: Building Rules. Tenant shall comply with all laws, ordinances, rules and regulations of any governmental authority relating to the Leased Premises, including the furnishing, equipping and improving thereof and Tenant’s use therein. Tenant shall, and shall cause its employees, agents, customers and invitees to, comply with the Building Rules.

Section 4.6     Landlord’s Access. Landlord and its representatives and contractors shall have the right to enter upon the Leased Premises at any reasonable time for any reasonable purpose (including, without limitation, the performance of repairs, alterations, modifications, improvements or additions thereto) and at any time for any emergency. Landlord shall make reasonable efforts to enter only during Normal Business Hours and upon reasonable advance written notice when possible and reasonable advance oral notice when such written notice is not possible. Landlord agrees that to the extent possible it will not unreasonably interfere with the conduct of Tenant’s business in the exercise of its rights hereunder.

Section 4.7     Assignment and Subletting by Tenant.

A.    Notwithstanding any other provisions of this Lease, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of concessions, licenses, and the like) the whole or any part of the Leased Premises without in each instance having first (i) received the express written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) in the case of assignment, if such consent is given by Landlord, caused the assignee or transferee to execute and deliver to Landlord an instrument reasonably acceptable to Landlord whereby such assignee or transferee assumes all obligations of Tenant under this Lease. In connection with any request by Tenant for such consent to assignment or sublet, Tenant shall provide Landlord with all relevant information requested by Landlord concerning the proposed assignee’s or tenant’s financial responsibility, creditworthiness and business experience to enable Landlord to make an informed decision. Tenant shall reimburse Landlord promptly for all reasonable out-of-pocket expenses incurred by Landlord and all reasonable attorneys’ fees in connection with the review of Tenant’s request for approval of any assignment or sublease.

B.    Upon receipt from Tenant of a request to assign the Lease or to sublet one or more Bays for the balance of the Lease Term and such information, Landlord shall have the right, but not the obligation, to be exercised in writing within ten (10) calendar days after its receipt from Tenant of such request and information, (i) if the request is to assign the Lease, to terminate this Lease, or (ii) if the request is to sublet all or a portion of the Leased Premises, to release Tenant from its obligations under this Lease with respect to the portion of the Leased Premises subject to the proposed sublet for the term of the proposed sublease, in either case as of the date set forth in Landlord’s notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice. If Landlord exercises its right of recapture within such 10 day period, Tenant shall have the right, within five (5) days thereafter, to rescind its request to assign or sublet, in which case such Landlord recapture election shall be null and void. In the event of an assignment or a sublet of the Leased Premises where Landlord exercised either of these options, Tenant shall surrender possession of the entire Leased Premises (in the event of an assignment or sublease of all of the Leased Premises) or the portion of the Leased Premises sublet (in the event of a sublet of a portion of the Leased Premises) on the date set forth in Landlord’s notice of its option exercise, in accordance with the provisions of this Lease relating to surrender of the Leased Premises at the expiration of the term. If Landlord shall exercise its option with respect to a sublet of less than the entire Leased Premises, Base Rent payments and Tenant’s Proportionate Share shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Tenant’s Leased Premises for the duration of the sublet.

C.    Tenant shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer: (i) to any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Building or any adjacent building in the 19-27 Drydock building complex owned by Landlord or any affiliates thereof provided, however, that in the event that Landlord or an affiliate thereof purchases 27 Drydock Avenue after the date hereof, such restriction shall only be applicable to any tenant then occupying more than one (1) bay within 27 Drydock Avenue and any tenants that first take occupancy of 27 Drydock Avenue after the date that Landlord acquires 27 Drydock Avenue; or (ii) to any party with whom Landlord has been negotiating within the prior three (3) months with respect to other space in the Building or any adjacent building in the 19-27 Drydock building complex owned by Landlord or any affiliates thereof; and (iii) Tenant shall not publicly advertise to assign or sublet this Lease for an aggregate consideration of less than 100% of the fixed rent at which Landlord is then offering to lease other comparable space in the Building for comparable use (Landlord acknowledging that listing such space with a broker or other real estate marketing service and providing for the quoting of rates upon inquiry is permitted pursuant to this clause and nothing herein shall prevent Tenant from assigning or subletting all or a portion of the Leased Premises for a lower fixed rent so long as it abides by the foregoing restriction as to advertising. In no event shall the Leased Premises be used by any assignee, sublessee, concessionaire, licensee or any other person except for the Permitted Use. In any case where Landlord shall consent to such assignment or subletting, the tenant named herein shall remain fully liable for the obligations of Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided under this Lease. For the purposes of this Lease, the entering into of any management agreement or any agreement in the nature thereof transferring control of and any substantial percentage of the profits and losses from the business operations of Tenant in the Leased Premises to a person or entity other than Tenant, or otherwise having substantially the same effect, shall be treated for all purposes as an assignment of this Lease and shall be governed by the provisions of this Section.

D.    If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Section 4.7 shall not apply to the transfer of Ownership Interests in Tenant (i) if and so long as Tenant is publicly traded on a nationally recognized stock exchange, or (ii) between and among the principals or members of Tenant, incident to the admittance of principals or members into, or the exiting of principals or members from, the entity comprising Tenant in the ordinary course of the operations of Tenant. Notwithstanding the foregoing, Tenant shall have the right, without obtaining the prior written consent of Landlord, (x) to assign this Lease or sublet the Leased Premises or any part thereof to any Related Entity (as hereinafter defined) of Tenant, and (y) to assign the Lease to a purchaser or other transferee in connection with any sale by Tenant of all or substantially of its assets in any transaction or series of transactions, or to any other successor entity which may result by way of merger, consolidation, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise. As used herein, the term “Related Entity” shall mean any entity controlled by, under common control with, or in control of Tenant.

E.    In the event Tenant assigns this Lease (which term shall include the entering into of any management or similar control transferring agreement, and also shall include the sale or transfer of stock, as aforesaid), or sublets the whole or any part of the Leased Premises, in either case in violation of the terms and provisions of this Section 4.7, in addition to and without limiting any of Landlord’s rights and remedies on account of the resulting default hereunder by Tenant, Landlord shall have the right to terminate this Lease by giving Tenant notice of Landlord’s desire so to do, in which event this Lease shall terminate on the date specified by Landlord in such notice all as if such date were the date specified herein for the expiration hereof. In the event of any assignment or subletting (other than an assignment or sublet that does not require Landlord’s consent hereunder), Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result thereof that is in excess of the rent payable to Landlord for the portion of the Leased Premises and Term covered by the assignment or sublease. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess, after first deducting from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the assignment or sublease.

Notwithstanding any other provisions of this Lease, neither Tenant nor any direct or indirect assignee or subtenant of Tenant may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Leased Premises which would require the payment of rent based on the net profits of any person or of any consideration that would not fall within the definition of “rents from real property”, as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

Section 4.8     Light, Air and View. Neither the diminution nor the shutting off of any light, air or view nor any other effect on the Leased Premises by any structure or condition now or hereafter existing on property adjacent to the Building shall affect this Lease, abate rent or otherwise impose any liability on Landlord.

Section 4.9     Taxes. Tenant shall pay all ad valorem and similar taxes or assessments levied upon or applicable to any of Tenant’s Trade Fixtures or any other equipment, fixtures, furniture and other property situated in the Leased Premises and all license and other fees or charges imposed on the business conducted by Tenant on the Leased Premises. Upon request by Landlord, Tenant will furnish Landlord annually with official tax receipts and other official receipts showing payment of such taxes, assessments, fees and charges. If Landlord shall be required to pay a higher ad valorem tax as a result of Tenant’s leasehold improvements, then Tenant shall pay to Landlord, upon demand, the amount of such increase in ad valorem taxes.

Section 4.10     Liens. Tenant shall not place or permit to be placed any lien, affidavit, charge or other encumbrance or order upon the Building or the Leased Premises or any part thereof or any interest therein. In the event that any such lien, affidavit, charge, encumbrance or order upon the Building or the Leased Premises or any part thereof or any interest therein attaches, regardless of the validity or enforceability thereof, Tenant shall, within fifteen (15) days, cause the same to be discharged of record by payment, bonding or otherwise.

Section 4.11     Subordination to Mortgages and Leases. This Lease shall be subject and subordinated at all times to (a) all underlying leases now existing or which may hereinafter be executed affecting the Building, including but not limited to the Prime Lease, (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever now or hereafter placed on the Building or Landlord’s interest or estate therein or on or against such underlying leases and (c) all renewals, modifications, consolidations, replacements and extensions thereof. The subordinations set forth herein shall be self-operative and effective without the necessity of execution of any further instruments by any party; provided, however, Tenant shall execute and deliver upon demand any instruments, releases or other documents requested by any lessor or mortgagee for the purpose of confirming the provisions hereof or further subjecting and subordinating this Lease to such underlying leases, mortgages or deeds of trust. Landlord shall use reasonable and diligent efforts to obtain a non-disturbance agreement in commercially reasonable form for Tenant’s benefit from the landlord of any such existing underlying lease and the holder of any such existing lien and, notwithstanding the foregoing, the subordinations set forth herein as to any future leases or liens shall be subject to obtaining a non-disturbance agreement in commercially reasonable form for Tenant’s benefit from the landlord of any such future underlying lease and the holder of any such future lien. In the event of the enforcement by the holder of or trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such mortgage or deed of trust, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, Tenant will automatically attorn to and become the tenant of such successor in interest without change in the terms or provisions of this Lease; provided, however, that such successor in interest shall not be bound by (i) any payment of rent or Additional Rent for more than one month in advance except prepayments actually delivered to such successor in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) any payment of the security deposit or any other deposit unless such security deposit or other deposit has actually been delivered to such successor or (iii) any amendment or modification of this Lease made without the written consent of such holder or such trustee or such beneficiary or such successor in interest, and Tenant shall execute and deliver an instrument or instruments confirming the attornment and other agreements provided for herein, provided that such successor shall recognize this Lease as remaining in full force and effect and Tenant’s rights to possession remain undisturbed so long as Tenant is not in default hereunder beyond any applicable grace periods. Further, notwithstanding anything contained in this Lease to the contrary, in the event of any default by Landlord in the performance of its covenants or obligations hereunder which would give Tenant the right to terminate this Lease, Tenant shall not exercise such right unless and until (i) Tenant gives written notice of such default (which notice shall specify the exact nature of said default and the steps necessary to cure same) to the holder of any mortgage or deed of trust encumbering the Building who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent, and (ii) such holder fails to commence to cure, or cause to be commenced to be cured, such default within thirty (30) days from the giving of such notice by Tenant. Landlord agrees to transfer the security deposit or any other deposit to the successor in interest to Landlord’s interest in the Lease.

Section 4.12     Certificates. At any time and from time to time during the Lease Term, upon fifteen (15) days after written request by the other (the “Requesting Party”), Tenant or Landlord, as applicable, will execute, acknowledge and deliver to the Requesting Party and any other persons specified by the Requesting Party a certificate certifying (i) that this Lease is in full force and effect, (ii) the date and nature of each modification to this Lease, (iii), the date to which rental and other sums payable under this Lease have been paid, (iv) that such party is not aware of any default under this Lease which has not been cured, except such defaults as may be specified in said certificate, and (v) such other matters as may be reasonably requested by the Requesting Party. Any such certificate may be relied upon by the Requesting Party and by any other person to whom it is delivered for such purpose..

Section 4.13     Limitation on Weight. Tenant shall not permit upon the floor of the Leased Premises any weight exceeding three hundred (300) pounds per square foot of floor area covered.

Section 4.14     Access to Books and Records. Tenant will permit the Landlord and its duly authorized agents to examine, and shall make available for audit, copy and inspection, at any reasonable time, but not more often than annually unless compelled to do so by proper legal authority, by Landlord and its duly authorized agents, Tenant’s books, contracts and records relating solely to its employment practices with respect to compliance with Exhibit C attached hereto. Tenant agrees that if, as a result of any audit, copy or inspection of such books, contracts, records or other papers, Landlord becomes aware of any default by Tenant hereunder, Tenant shall pay all costs and expenses incurred by Landlord in connection with such audit, copy or inspection. Landlord shall not disclose such information to third parties except as may be required by the Prime Lease with respect to employment practices, or by law or legal process or order of any governmental authority or agency, or except to Landlord’s lenders and prospective purchasers. Upon request by Landlord, Tenant will furnish to Landlord a copy of Tenant’s and each guarantor’s most recent year-end financial statement, including a profit and loss statement from operations, balance sheet, income statement and sales reports which request shall be made no more often than once in any calendar year unless Tenant is in default hereunder. All such financial information provided by Tenant shall be treated by Landlord as confidential and shall not be disclosed by Landlord to any third party, other than to lenders, investors and legal and financial advisors on the same condition of confidentiality.

Section 4.15     Restorative Work: Renovations. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Project, the Building and the Common Areas, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, provided that (a) the level of any Landlord Service shall not decrease in any material respect from the level required of or provided by Landlord under this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work), and (b) Tenant is not deprived of access to the Leased Premises and such access is reasonably equivalent to the access currently provided thereof (other than temporary changes in the level of access during the performance of any such Restorative Work) and (c) Tenant is not deprived of reasonable use of the Premises for the conduct of its business. There shall be no rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work.

Section 4.16     Boston Marine Industrial Park. Tenant hereby acknowledges that: (1) the Leased Premises are located in a working industrial port within the South Boston Designated Port Area and the Boston Marine Industrial Park and adjacent to the Massport Black Falcon Cruise Terminal, all of which are served by designated truck routes, potential rail routes, waterborne trade routes, and flight paths into Logan International Airport, and all of which are essential priorities in serving the public interest and the working port area; (2) such Leased Premises are in close proximity to active general industrial, marine industrial, and cruiseport operations that may occur on an episodic, 24-hour per day, 365-days per year basis and are of vital importance to the economy of the area and the region; and (3) such routes, infrastructure, and working industrial port activities may from time-to-time lawfully generate noise, dust, odor, truck traffic, and other conditions not ordinarily found in traditional office and retail districts.

ARTICLE V.

Section 5.1     Condemnation. If the Leased Premises shall be taken or condemned (or conveyed in lieu of any such taking or condemnation) for any public purpose or complete access thereto shall be so taken to such an extent as to render the Leased Premises untenantable, this Lease, at the option of either Landlord or Tenant by written notice to the other, shall terminate effective as of the date upon which possession of the Leased Premises is taken by such authority, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. In the event of any such taking or condemnation (or conveyance in lieu thereof) of twenty-five percent (25%) or more of the square footage of the Building, Landlord may elect to terminate this Lease effective as of the date upon which possession to such portion of the Building is taken, by written notice to Tenant given no later than the earlier of sixty (60) days after receiving notice of the taking and the date upon which possession to such portion of the Building is taken, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. In the event of any such taking or condemnation (or conveyance in lieu thereof) of any material portion of the Premises or access thereto shall be so taken to such an extent as to render the Leased Premises unusable for the purposes of Tenant’s reasonable business operations, Tenant may elect to terminate this Lease effective as of the date upon which possession to such portion of the Premises is taken by written notice to Landlord given no later than the earlier of sixty (60) days after receiving notice of the taking and the date upon which possession to such portion of the Building is taken, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. All proceeds of any taking, condemnation or conveyance in lieu thereof of the Leased Premises, the Building or any part thereof shall belong to and be paid to Landlord; provided, however, Tenant shall be entitled to claim, prove and receive in a condemnation proceeding such awards as may be allowed for damages to or the taking of fixtures, equipment and other personal property installed by it which it is herein permitted to remove from the Leased Premises at the end of the Lease Term and moving expenses, but only such awards as shall be separately awarded in addition to (and not out of or in diminishment of) the award made to Landlord.

Section 5.2     Casualty Damage. If the Leased Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall give notice thereof to Landlord immediately upon becoming aware of the same. If the Leased Premises shall be damaged by fire or other insured casualty, so as to render the Leased Premises untenantable in whole or in part and to such an extent that Landlord determines that such damage can be repaired with the application of reasonable diligence within one hundred eighty (180) days, Tenant shall be entitled to a fair diminution of the rent hereunder until such time as the Leased Premises are made tenantable. If the Leased Premises or any other portion of the Building shall be destroyed or damaged by fire or any other casualty to such an extent that Landlord determines that such damage cannot be repaired with the application of reasonable diligence within one hundred eighty (180) days, and if the Leased Premises are rendered untenantable in whole or in part by reason of such casualty, then, at the option of Landlord, (i) Tenant shall be entitled to a fair diminution of the rent hereunder until such time as the Leased Premises are made tenantable, or (ii) either party may terminate this Lease by written notice to the other given no later than sixty (60) days after the casualty whereupon all rent accrued up to the time of such termination shall be paid by Tenant to Landlord. If the Leased Premises shall be destroyed or damaged by fire or any other casualty during the last two years of the Term such that the Leased Premises are not usable for the reasonable business operations of Tenant, then, at the option of Tenant, Tenant may terminate this Lease by written notice to Landlord given no later than sixty (60) days after the casualty. In addition to the foregoing, if for any cause the Leased Premises or Building shall be so damaged that Landlord shall in its sole judgment decide not to rebuild, then by notice in writing to Tenant by written notice to Tenant given no later than sixty (60) days after the casualty, this Lease shall forthwith terminate and all rent owed up to the time of such termination as set forth in such notice shall be paid by Tenant to Landlord. In no event shall Landlord have any obligation to repair or restore any of Tenant’s goods, Trade Fixtures, furniture or other property placed in or incorporated in the Leased Premises which is destroyed or damaged by fire or any other casualty.

Section 5.3    Insurance.

A.    Landlord shall not be obligated to insure any of Tenant’s goods, Trade Fixtures, furniture or any other property placed in or incorporated in the Leased Premises.

B.    Tenant shall, at its sole cost and expense, procure, and maintain and comply with during the Lease Term (a) Commercial General Liability Insurance applicable to the Leased Premises and its appurtenances to provide contractual liability, personal injury liability, and property damage coverages, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate; (b) Property Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake, sprinkler leakage, at 100% replacement cost value covering all of Tenant’s business and Trade Fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Leased Premises and any Leasehold Improvements performed by or for the benefit of Tenant; whether paid by Tenant or Landlord; (c) Business Interruption Insurance for a period of twelve (12) months; (d) Workers’ Compensation Insurance in amounts required by Law; (e) Employers Liability Coverage of at least $1,000,000.00 per occurrence; (f) Automobile Liability Insurance with a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) including coverage for owned, non-owned and hired vehicles; and (g) Umbrella Insurance excess of all liability insurance listed above, except for workers compensation, with limits of not less than Four Million Dollars ($4,000,000) annual aggregate. Any company writing Tenant’s Insurance shall be issued by a company that is licensed to do business in the state of Massachusetts and have an A.M. Best rating of not less than A-VIII. Landlord hereby approves Chubb as Tenant’s insurer. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the Landlord’s managing agent, any mortgagee and the Prime Lessor for the Building (or any successor) of which Tenant is provided written notice, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents of which Tenant is provided written notice, and other designees of Landlord and its successors as the interest of such designees shall appear and shall be primary and non-contributory with respect to any policies carried by Landlord or any additional insureds.

C.    If and to the extent available from Tenant’s insurer, all policies of insurance required to be maintained by Tenant shall provide that the Landlord shall be given at least thirty (30) days’ prior written notice of any cancellation or non-renewal of any such policy. A duly executed certificate of insurance with respect to each such policy will be deposited with Landlord by Tenant on or before the Commencement Date, and a duly executed certificate of insurance with respect to each subsequent policy shall be deposited with the Landlord at least fifteen (15) days prior to the expiration of the preceding such policy.

D.    Tenant shall not do or permit anything to be done in or about the Leased Premises nor bring nor keep nor permit anything to be brought to or kept therein, which will in any way increase the existing rate of or affect any fire or other insurance which Landlord carries upon any part of the Building or any of its contents, or cause the cancellation or invalidation of any such insurance. If the annual premium to be paid by Landlord with respect to any insurance obtained by Landlord covering any part of the Building or any of its contents shall exceed the standard rates because Tenant’s operations, contents of the Leased Premises or improvements with respect to the Leased Premises result in extra hazardous exposure, Tenant shall pay the excess amount of the premium upon demand by Landlord.

E.    All insurance carried by either Landlord or Tenant covering losses arising out of destruction or damage to the Leased Premises or its contents or to other portions of the Building, or to Tenant’s occupancy and operation of the Leased Premises shall provide for a waiver of rights of subrogation against Prime Lessor, Landlord and Tenant on the part of the insurance carrier, to the extent that the same is permitted under the laws and regulations governing the writing of insurance within the Commonwealth of Massachusetts. Anything in this Lease to the contrary notwithstanding and so long as the following does not invalidate any policy of insurance, Landlord and Tenant each hereby waive to the extent of insurance carried by either party any and all rights of recovery, claims, actions, or causes of action against the other, its agent, officers or employees, or any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, which is insured against or should have been insured against under the terms of any insurance policy required to be maintained pursuant to this Section. The waivers set forth in the immediately preceding sentence shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease, including without limitation Sections 5.5 and 5.6 of this Lease.

Section 5.4    Surrender of Leased Premises. Upon termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall peaceably and quietly surrender the Leased Premises to Landlord, broom-clean and in a good state of repair and condition, excepting only ordinary wear and tear (subject to good maintenance practices), or damage due to fire or other insured casualty. Upon termination of this Lease, Tenant will also surrender to Landlord all keys to the Leased Premises and inform Landlord of all combinations on locks, safes and vaults, if any, at the Leased Premises.

Section 5.5     Damages from Certain Causes. To the fullest extent permitted by law, Prime Lessor and Prime Lessor’s agents and employees and Landlord and Landlord’s agents and employees shall not be liable or responsible to Tenant or any person claiming through Tenant for any loss or damage or injury to any property or person in, upon or about the Leased Premises or any other portion of the Building arising at any time from any cause other than to the extent by reason of the negligence or willful misconduct of Landlord or of Landlord’s employees or agents acting within the scope of their employment or authority.

Section 5.6     Hold Harmless. Neither Prime Lessor nor Landlord shall be liable to Tenant, or to Tenant’s agents, employees, contractors, customers or invitees or to any other person whomsoever for any injury or damage to person or property caused by or arising out of any act, omission or neglect of Tenant, its agents, contractors, subtenants, employees, customers, licensees, concessionaires or invitees or any other person entering the Building under express or implied invitation of Tenant, and Tenant agrees to indemnify and hold Landlord and Prime Lessor harmless from all liability and claims for any such damage and from all claims, costs, damages or liabilities arising out of any of the foregoing, including without limitation reasonable attorneys’ fees and all other out-of-pocket expenses incurred in connection therewith. In any case in which Tenant has agreed to indemnify Prime Lessor or Landlord or any other person, such indemnity shall be deemed to include an obligation on the part of Tenant to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at Tenant’s cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its own behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section, all the reasonable costs thereof to be at Tenant’s expense.

ARTICLE VI.

Section 6.1     Default by Tenant. The occurrence of any one or more of the following shall constitute a default by Tenant under this Lease:

A.    Failure of Tenant to timely pay rent or any other amounts payable under this Lease as and when first due and payable, provided that no default shall be deemed to have occurred unless Tenant fails to pay any such amount within ten (10) days after written notice from Landlord that such amount is due but provided further that Landlord shall not be required to provide more than two (2) such notices in any calendar year;

B.    Failure of Tenant to perform, observe or comply with any negative covenant or agreement set forth in this Lease or which prohibit or restrict Tenant from taking or omitting to take any action without the consent of the Landlord unless Tenant has cured the same to Landlord’s reasonable satisfaction within thirty (30) calendar days after the Landlord has given Tenant written notice thereof;

C.    Failure of Tenant to perform, observe, or comply with any of the terms, affirmative covenants, conditions or provisions contained in this Lease including, without limitation, the Rules and Regulations attached hereto as Exhibit B. as the same may be reasonably modified from time to time by written notice to Tenant (other than covenants to pay rent, negative covenants or agreements set forth in this Lease and/or all other covenants and agreements set forth in this Lease which prohibit or restrict Tenant from taking or omitting to take any action without the consent of the Landlord or which require Tenant to take action upon request of the Landlord) if such failure or default is not cured to Landlord’s reasonable satisfaction within thirty (30) calendar days after the Landlord has given Tenant written notice thereof or such longer period (not to exceed one hundred twenty (120) days in the aggregate) as may reasonably be required, provided that Tenant shall commence to cure such default within said thirty (30) day period and thereafter diligently prosecute the same to conclusion;

D.    The interest of Tenant under this Lease shall be levied on under execution or other legal process;

E.    Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant or any guarantor of this Lease, or any petition shall be filed or other action taken to declare Tenant or any such guarantor a bankrupt or to delay, reduce or modify Tenant’s or any such guarantor’s debts or obligations or to reorganize or modify Tenant’s or any such guarantor’s capital structure of indebtedness or to appoint a trustee, receiver or liquidator of Tenant or such guarantor or of any property of Tenant or such guarantor, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant or any such guarantor, unless in each case the same is dismissed within ninety (90) days;

F.    (i) Tenant shall become insolvent or otherwise fail to pay its monetary obligations in due course as they mature, or (ii) Tenant shall make an assignment for the benefit of creditors, or (iii) a receiver or trustee shall be appointed for Tenant or any of its properties and not discharged within thirty (30) days; and

G.    Tenant shall do or permit to be done anything whereby a lien, security interest or other encumbrance (whether consensual or created by operation of law or otherwise) is created or filed against all or any part of the Leased Premises, the Building or any property situated therein or Tenant’s interest in this Lease which is not discharged within fifteen (15) days.

Section 6.2     Landlord’s Remedies. Upon the occurrence of any default by Tenant under this Lease, beyond any applicable grace period, Landlord may, at its sole option, do any one or more of the following:

A.    Landlord may terminate this Lease and/or Tenant’s right to possession of the Leased Premises, whereupon Tenant’s right of possession shall thereupon cease and terminate and Landlord shall be entitled to the possession of the Leased Premises, any process of law, any notice to quit, or of intention to re-enter being hereby exercised by entry, or in lieu thereof, by written notice to Tenant terminating this Lease and Tenant’s right to possession. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause or in the event Landlord terminates this Lease or Tenant’s right of possession as provided in this Section 6.2. In the event of such re-entry by process of law or otherwise, Tenant nevertheless shall remain liable for any and all damage, deficiency or loss and Landlord shall have the power and right, which is hereby acceded to by Tenant, to re-let the Leased Premises, and whether or not there has been such re-

letting, Landlord shall have the right each month to sue for and recover all sums previously due and not previously paid as well as all sums thereafter due and payable including, without limitation, any loss of rents (or monthly deficit) with the right reserved to Landlord to bring any action(s) or proceeding(s) for the recovery of any deficit(s) remaining unpaid without being obligated to await the expiration of the Lease Term for a final determination of Tenant’s account. Additionally, Landlord may elect at any time, upon notice to Tenant, to accelerate the payment of Base Rent, Additional Rent and all other sums due or to become due under the Lease, as reasonably estimated by Landlord, in which case Tenant shall forthwith pay such sums to Landlord after receiving a credit for (i) such sums as may previously have been paid under this Section 6.2 net of such expenses as may be deducted under clause (b) of this Section 6.2; and (ii) the reasonable value of Tenant’s leasehold estate for the balance of the term fixed herein. The commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for future accruals pursuant to provisions of this Section 6.2. It is further understood that no waiver of any breach of any covenant, condition or agreements herein contained shall operate as a waiver of the covenant, condition or agreement itself or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent herein stipulated or otherwise payable under this Lease shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to pursue or continue to pursue any of Landlord’s rights or remedies provided for in this Lease. The proceeds of any such re-letting shall first be applied to the expenses thereof, including all costs in refitting and redecorating the Leased Premises, leasing commissions and other costs and expenses incurred therein. The remaining proceeds resulting therefrom, if any, shall then be applied to Tenant’s liability under this Lease. Landlord shall use reasonable efforts to re-let the Leased Premises following Tenant’s default. Landlord’s re-letting of the Leased Premises following a default by Tenant under this Lease may be on such terms, provisions and conditions as Landlord shall deem appropriate and may be for such term (or terms) as Landlord may select whether longer or shorter than the remaining Lease Term. Tenant shall, following default under this Lease, reimburse Landlord for interest upon all sums due to Landlord (from the date such sums shall have been due to the date of payment thereof) at the maximum lawful rate then allowed by law.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 6.2, and provided that there is more than one (1) year remaining in the Lease Term, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this ARTICLE VI or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Base Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Base Rent accrued and unpaid at the time of such election plus any and all expenses which Landlord may have incurred for and with respect to the collection of any of such rent.

B.    Notwithstanding anything hereinabove contained in this Article VI, no default by Tenant which would be violative of the Prime Lease or the Economic Development Plan pursuant to which the Boston Marine Industrial Park is operated and has been developed will be permitted, particular reference being made to Section 2.2 hereof and the Permitted Use.

Section 6.3     Landlord’s Right to Perform Certain Obligations. Should Tenant fail to perform any of its obligations hereunder, which failure continues after expiration of any applicable grace period and notice, or should Landlord reasonably determine that immediate action is needed to prevent damage to either the Leased Premises or the Building, Landlord may (but shall not be obligated to) enter upon the Leased Premises and perform all or any part of such obligations and/or take such action as it deems necessary to prevent or limit such damage, as applicable with such notice to Tenant as is practicable under the circumstances. Upon demand, Tenant shall reimburse Landlord for the cost to Landlord of performing such obligations if Landlord reasonably took such action to prevent or limit damage to the Leased Premises or Building and the need for action arose from a matter caused by Tenant. No action taken by Landlord under this Section shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations. The expiration of applicable grace periods as aforesaid shall not be required if payment or other action is in the reasonable opinion of Landlord, necessary to protect Landlord’s property and interest.

Section 6.4     Cumulative Remedies. The rights and remedies of Landlord under this Article shall be non-exclusive and shall be in addition to and cumulative of all other remedies available to Landlord under this Lease or at law or in equity.

Section 6.5     Security Deposit. Concurrent with the execution of this Lease, Tenant shall deliver to Landlord a Letter of Credit (as hereinafter defined) in the amount specified in the Basic Lease Information, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon Citibank, or another commercial bank which is reasonably satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. The Letter of Credit, if in the form attached as Exhibit G shall be satisfactory. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the 60th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 60 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts. Except as otherwise expressly stated herein, this Letter of Credit is governed by and subject to the “International Standby Practices of ISP 98 (1998 Revision), International Chamber of Commerce Publication No. 590.”

A.    Application of Security. If (i) a default by Tenant occurs and is continuing in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, or (ii) Landlord receives a Non-Renewal Notice and Tenant does not provide a substitute Letter of Credit which meets the requirements of this Section 6.5, or (iii) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default beyond any applicable cure period including (1) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond any applicable cure periods, and/or (2) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (c) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section 6.5. If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant, and within ten business (10) days, shall amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Term. The Letter of Credit or cash security, as the case may be, or balance thereof shall be returned to Tenant after the Expiration Date and after delivery of possession of the Leased Premises to Landlord in the manner required by this Lease and the curing of any outstanding Events of Default under this Lease.

B.    Transfer. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of this Section 6.5(b) shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

C.    Maintenance of Letter of Credit by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the date which is thirty (30) days after the Expiration Date, or if Tenant otherwise fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 6.5, Landlord shall have the right to present the Letter of Credit to the Issuing Bank in accordance with the terms of this Section 6.5, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease.

D.    Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease which continues beyond applicable notice and cure periods. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder beyond any applicable grace or cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from such Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

E.    Reduction in Letter of Credit. For purposes hereof, the “Letter of Credit Reduction Conditions” shall mean the following: (i) no default by Tenant shall have occurred and be continuing, and (ii) Tenant shall have provided evidence reasonably satisfactory to Landlord that Tenant has secured and received funding of no less than $45,000,000.00 which funds can be properly added to Tenant’s balance sheet. Provided that the Letter of Credit Reduction Conditions have been met, the Letter of Credit may be reduced to $1,400,000.00. The reduction in the Letter of Credit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if Landlord determines that the Letter of Credit

Reduction Conditions have been met, such determination to be made reasonably and in good faith and without undue delay, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a substitute Letter of Credit in the reduced amount, or an amendment to the Letter of Credit reducing it to the reduced amount.

F.    Increase in Letter of Credit. On or prior to the Phase IV Commencement Date, Tenant shall (i) in the event that Tenant has previously reduced the Letter of Credit pursuant to subsection (e) above, increase the Letter of Credit to $1,537,403.00; or (ii) in the event that Tenant has not previously reduced the Letter of Credit pursuant to subsection (e) above, increase the Letter of Credit by the amount of $137,403.00. Tenant shall provide Landlord with a substitute Letter of Credit in the increased amount, or an amendment to the Letter of Credit increasing it to the increased amount.

ARTICLE VII.

Section 7.1     Attorneys’ Fees and Other Expenses. Unless prohibited by applicable law, Tenant agrees to pay to Landlord the amount of all reasonable legal fees and expenses incurred by Landlord arising out of or resulting from any act or omission by Tenant with respect to this Lease or the Leased Premises including without limitation, any breach by Tenant of its obligations hereunder.

Further, if Tenant shall request Landlord’s consent to or joinder in any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the reasonable legal fees and expenses and such fees as are required to be paid by any mortgagee or other lender incurred by Landlord in processing such request, whether or not Landlord complies therewith; and if Tenant shall fail promptly so to reimburse Landlord, same shall be deemed to be a default in Tenant’s monetary obligations under this Lease.

Whenever Tenant shall request approval by Landlord or Landlord’s architect of plans, drawings, specifications, installation of signs including subsequent changes thereof, or the like, the Tenant specifically agrees promptly to pay to Landlord’s architect (or reimburse Landlord for the payment Landlord makes to said architect for) all reasonable charges involved in the review (and re-review, if necessary) and approval or disapproval thereof whether or not approval shall ultimately be given.

Section 7.2     Alteration. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

Section 7.3    Non-Waiver. No course of dealing between Landlord and Tenant or any other person, nor any delay on the part of Landlord or Tenant in exercising any rights under this Lease, nor any failure to enforce any provisions of this Lease, nor the acceptance of rental by Landlord shall operate as a waiver of any rights of such party, except to the extent, if any, expressly waived in writing by such party. The waiver by Landlord or Tenant of any agreement, condition or provision herein contained shall not be deemed a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained.

Section 7.4     Notices. Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth below, and to any mortgagee or Prime Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any mortgagee or Prime Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Section 7.4. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Section 7.4, whichever is earlier.

If to Landlord:

c/o Jamestown

675 Ponce de Leon Avenue, 7th Floor

Atlanta, GA 30308

Attn: Managing Director of Asset

Management

Phone:

– and –

c/o Jamestown

Chelsea Market

75 Ninth Avenue, 5th Floor

New York, NY 10011

Attn: Innovation and Design Building

Asset Manager

Phone:

– and –

c/o Jamestown

The Innovation and Design Building

21 Drydock Avenue, 3rd Floor

Boston, MA 02210

Attn: General Manager

Phone:

With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, Massachusetts 02110-3333 Attention: Amy Moody McGrath, Esq. Phone:

If to Tenant:	Ginkgo Bioworks, Inc. 27 Drydock Avenue, Floor 8 Boston, Massachusetts 02210 Attn: Barry Canton Phone:

With a copy to:	Mel Shuman Law 189 Eliot Street Chestnut Hill, MA 02467 Attn: Mel Shuman. Esq. Phone:

Section 7.5     Interest. Except as otherwise set forth herein, all amounts of money payable by Tenant to Landlord under this Lease shall bear interest from the date due until paid at a rate equal to the lower of (a) eight percent (8%) per annum, or (b) the maximum rate permitted by law, if any.

Section 7.6     Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not constitute a merger and shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of Tenant’s interest in any or all such subleases or subtenancies.

Section 7.7     Other Tenants of Building. Neither this Lease nor Tenant’s continued occupancy of the Leased Premises is conditioned upon the opening of any store or business in the Building, nor upon the continued operation of any store or business.

Section 7.8     Consent by Landlord. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, such consent must be in writing and unless this Lease expressly provides that such consent or permission is not to be unreasonably withheld, conditioned or delayed, the matter of whether to grant such consent of permission shall be within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent of permission.

Section 7.9     Legal Interpretation. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and the United States. All obligations of the parties hereto are independent and shall be performable in, and all legal actions to enforce or construe this Lease shall be instituted in the courts of, Suffolk County, Massachusetts. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate the remainder. All obligations of either party requiring any performance after the expiration of the Lease Term shall survive the expiration of the Lease Term and shall be fully enforceable in accordance with those provisions pertaining thereto. Section titles appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease.

Section 7.10     Entire Agreement. Tenant agrees that this Lease supersedes and cancels any and all previous letters of intent, statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Leased Premises or the Building, and that there are no representations, agreements, or warranties (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease, the Leased Premises or the Building other than contained in this Lease.

Section 7.11     Assignment by Landlord. Landlord shall have the right at any time to transfer and assign in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties and obligations hereunder or in the Building. Tenant agrees to look only to the Landlord hereunder for performance of such of the Landlord’s obligations hereunder as arise during its period of ownership of the tenant’s interest in the Prime Lease.

Section 7.12     Authority. Each of Landlord and Tenant represents and warrants to the other that it has the full right, power and authority to enter into this Lease and to perform its obligations hereunder, and that upon execution of this Lease by such party, this Lease shall constitute a valid and legally binding obligation of such party. If Tenant signs as a corporation or other corporate entity, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly and validly existing corporate entity, as applicable, that the execution of this Lease by such persons on behalf of Tenant has been duly authorized by all necessary corporate or other action and that Tenant is qualified to do business in the Commonwealth of Massachusetts.

Section 7.13     Liability. Any provisions of this Lease to the contrary notwithstanding, Tenant and Landlord hereby agrees that no personal, partnership or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to the other or its partners or venturers for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive legal remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in the Project

Section 7.14     Time of the Essence. In all instances where a party is required under this Lease to pay any sum or do any act at a particular time or within a particular period, it is understood that time is of the essence.

Section 7.15     Instruments and Evidence Required to Be Submitted to Landlord. Each written instrument and all evidence of the existence or non-existence of any circumstances or conditions which is required by this Lease to be furnished to Landlord shall in all respects be in form and substance reasonably satisfactory to Landlord.

Section 7.16     Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 7.17     Gender. The pronouns of any gender shall include the other gender and either the singular or the plural shall include the other.

Section 7.18     Force Majeure. Whenever a period of time is herein described for the taking of any action by Landlord or Tenant except for the payment of money, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any act, omission, delay or neglect of the other party hereto or any of such other party employees or agents, or any other cause whatsoever beyond the control of such party.

Section 7.19     Recordation. Tenant agrees not to record this Lease, or any instrument to which this Lease may now or hereafter be attached but both parties agree to execute a Notice of Lease in recordable form for recording or filing at the Registry of Deeds in the form reasonably agreed to by the parties.

Section 7.20     Prime Lease. Tenant recognizes and acknowledges the existence of the Prime Lease and that this Lease is a sublease of a portion of Landlord’s leasehold estate created by the Prime Lease. The termination of the Prime Lease for any reason whatsoever, other than the default of Landlord, shall never constitute a default by Landlord hereunder nor shall such termination entitle Tenant to terminate this Lease or the payment of any rent or other sums due by Tenant hereunder. Tenant further agrees that this Lease is subject to all of the terms and provisions of the Prime Lease and hereby agrees to be bound by provisions thereof, including but not limited to the provisions relating to employment and non-discrimination and other provisions of which Landlord has made Tenant aware in writing. By execution hereof, Tenant hereby acknowledges that it has received a copy of all provisions of the Prime Lease relating to employment and non-discrimination all as set forth on Exhibit C attached hereto. Provided, however, that the execution of this Lease by Landlord shall never be construed to be an approval hereof by the Prime Lessor, it being understood that the Prime Lessor cannot be bound by any act or omission of Landlord. If Prime Lessor shall request a modification of this Lease, Tenant shall not unreasonably withhold or delay its consent to a modification which does not materially adversely affect Tenant’s rights and privileges hereunder or impose material burdens on Tenant. Landlord shall reasonably cooperate with Tenant in connection with any approval of Prime Lessor required for the construction of any Alterations by Tenant pursuant to this Lease.

Section 7.21     Commissions. Tenant and Landlord each warrants and represents to the other that it has dealt with no broker except as described in Article I hereof, the commission for said Broker being paid by Landlord in accordance with separate agreement(s). Tenant and Landlord each hereby agrees to defend, indemnify, and hold the other harmless, from and against any claim by third parties for brokerage, commissions, finders or other fees relative to this Lease or the leasing of space in the Building, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, alleged to be due by any broker other than as described in Article I hereof.

Section 7.22     Surrender of Premises and Holding Over. If Tenant shall remain in possession of the Leased Premises without extension after the expiration of the Term, Tenant shall hold as a tenant at sufferance, at a charge for use and occupancy, and not as rent, of the

Leased Premises (x) with respect to any holdover period up to sixty (60) days after the Expiration Date, equal to one hundred percent (100%) of the highest monthly installment of Base Rent applicable during the Term plus all Additional Rent during such period of time, provided that Tenant has given notice to Landlord no later than six (6) months before the Expiration Date Term that Tenant will hold over for up to sixty (60) days after the Expiration Date; and (y) with respect to any other holdover period, equal to one hundred and fifty percent (150%) of the highest monthly installment of Base Rent applicable during the Term plus all Additional Rent during such period of time. In all other respects Landlord and Tenant shall be subject to the terms, provisions and conditions of this Lease provided Tenant shall be liable for all damages incurred by Landlord as a result of Tenant holding over. No surrender to Landlord of this Lease or of the Leased Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Landlord. No act on the part of any representative or agent of Landlord, and no act on the part of Landlord other than such a written agreement acceptance by Landlord, shall constitute or be deemed an acceptance of any such surrender.

Section 7.23     Intentionally Omitted.

Section 7.24     When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

Section 7.25     No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against either party merely because its counsel has prepared it.

Section 7.26     OFAC List. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Leased Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any Legal Requirement.

Section 7.27     Confidentiality. Tenant and Landlord acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, except (i) in litigation between Landlord and Tenant, (ii) if required by court order, or (iii) as required by applicable law or regulation, or (iv) as disclosed in the Notice of Lease to be executed by the parties and recorded or filed at the Registry of Deeds. Notwithstanding the immediately preceding sentence, each party shall have the right to disclose such information to its attorneys, accountants, and consultants, provided such disclosing party instructs such persons to keep such information confidential.

ARTICLE VIII.

Section 8.1     Renewal Term. Tenant shall have the right to renew the Term for all of the Premises for one renewal term of five (5) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the day preceding the fifth (5th) anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (a) Tenant notifies Landlord (the “Exercise Notice”) of Tenant’s exercise of such renewal right not later than fifteen (15) months prior to the Expiration Date, (b) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no default shall have occurred and be continuing hereunder, and (c) Tenant leases no less than four (4) Bays at the time of such Exercise Notice and occupies for its own use 75% of the Leased Premises at the time the Exercise Notice is given. Time is of the essence with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (w) the Base Rent shall be the Fair Market Value (as defined below), and (x) Tenant shall have no further right to renew the Term. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate the foregoing right of renewal of Tenant hereunder.

Section 8.2     Renewal Term Rent. The annual Base Rent payable during the Renewal Term shall be equal to 100% of the annual Fair Market Value (as hereinafter defined) of the Premises as of commencement of the Renewal Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rental value of the Leased Premises as of the Calculation Date for a term equal to the Renewal Term, based on comparable space in the Project, or on comparable space in comparable buildings located in the Seaport District of Boston, Massachusetts, including all of Landlord’s services provided for in this Lease, and with the Leased Premises considered as vacant, and in “as is” condition existing on the Renewal Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors including, without limitation, the Permitted Use, free rent, tenant improvement allowances and fees then being paid for comparable space in the Project, or on comparable space in comparable buildings located in the Seaport District of Boston, Massachusetts. Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value twelve (12) months prior to the Renewal Term Commencement Date. If Tenant disputes Landlord’s determination of Fair Market Value, then Tenant shall either withdraw its exercise of its right to renew the Term of the Lease by notice to Landlord, in which event Tenant’s right to renew shall be irrevocably be extinguished, or give notice (a “Dispute Notice”) to Landlord of such dispute within thirty (30) days after delivery of the Rent Notice, and such dispute shall be resolved by arbitration as provided below. Time is of the essence of the giving of said Rent Notice and Dispute Notice. Failure on the part of Tenant to timely submit a Dispute Notice shall constitute a waiver of the right of Tenant to dispute the Fair Rental Value determined by Landlord, and in such event the Base Rent for the Renewal Term shall be as set forth in the Rent Notice. If the Base Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, then Tenant shall pay Base Rent in an amount equal to the Fair Market Value for the Leased Premises as determined by Landlord (the “Interim Rent”). Upon final determination of the Base Rent for the Renewal Term, Tenant shall commence paying such Base Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Base Rent or, if the Base Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Base Rent in an amount equal to the difference between each installment of Interim Rent and the Base Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

Section 8.3     Arbitration. If Tenant timely disputes Landlord’s determination of Fair Market Value pursuant to provisions above, then such dispute shall be determined by arbitration in accordance with the then prevailing expedited procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the expedited procedures shall be modified as follows:

(i)    In its Dispute Notice Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a commercial real estate broker or an appraiser with the M.A.I. designation from the American Institute of Real Estate Advisors, with at least 10 years full-time commercial real estate appraisal or brokerage experience who is familiar with the Fair Market Value of first-class commercial flex and R&D space in the Seaport District in Boston, Massachusetts. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Base Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after receipt of the Dispute Notice, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Leased Premises.

(ii)    If two arbitrators are chosen, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the Boston Office of the American Arbitration Association. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii)    Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the Renewal Term and confirming the Base Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv)    In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

Section 8.4     Connection to 27 Drydock Avenue. Landlord hereby recognizes that Tenant desires to connect its existing leased space located in the building adjacent to the Project known as 27 Drydock Avenue (the “27 Drydock Building”) to the Leased Premises in two (2) locations as shown on Exhibit A-5 hereto and agrees to such connections, subject to the third party approvals required for the same as set forth below and approval by Landlord of construction drawings for such connection. Landlord and Tenant hereby recognize and agree that such connections from the Leased Premises to the 27 Drydock Building will require the consent of the Prime Lessor (as the ground lessor for the ground lease governing the 27 Drydock Building), as well as Zoom Group, the tenant under such ground lease and Tenant’s landlord for such existing leased space. Tenant, at its sole cost and expense shall be responsible for all plans, consents and all necessary permits and approvals from the City of Boston or any other applicable Governmental Authorities with respect to the same and that receipt of any of the same shall not be a contingency to the effectiveness of this Lease. In the event that such connections are approved, Tenant shall be responsible for all costs of (i) construction, maintenance and repair of the same; and (ii) the restoration of the connection(s) at the expiration or earlier termination of the lease, which restoration shall be subject to the requirements and approval of the Landlord.

ARTICLE IX.

Section 9.1     Definitions. As used in this Lease, the following terms shall have the respective meanings indicated:

Building shall mean that certain building known as the Bronstein Building located at 21, 23 and 25 Drydock Avenue in Boston (Seaport), Massachusetts, as the same may now or hereafter exist or as it may from time to time hereafter be expanded or modified.

Building Rules shall mean the reasonable rules and regulations adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Building and for the preservation of good order therein, all of which will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant. The initial Building Rules are attached hereto as Exhibit B and no such rules and regulations shall be enforced against Tenant in a discriminatory fashion as between Tenant and other tenants of like size and nature.

Business Days shall mean all days, excluding Saturdays, Sundays and Observed Holidays.

Common Areas shall mean the lobby and sidewalk areas and other similar areas of general access and the areas on multi-tenant floors in the Project devoted to corridors, elevator lobbies, restrooms and other similar facilities serving the Leased Premises, as the same may be changed, altered or relocated from time to time in Landlord’s sole discretion.

Commencement Date shall mean the date shown in Article I hereof.

Delivery Condition shall be deemed to occur upon the date that Landlord delivers possession of the Leased Premises to Tenant, vacant, broom-clean and with Landlord’s Work substantially completed and in compliance with all Requirements.

Governmental Authorities shall mean the United States of America, the City of Boston, the Commonwealth of Massachusetts, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Hazardous Materials shall mean any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

“Landlord’s Work” shall mean, with respect to the Phase I Premises, Phase II Premises and Phase III Premises, the base building work to be performed by Landlord as listed on Exhibit F, attached hereto, which will include base building HVAC infrastructure services to the Leased

Premises. Landlord shall deliver the Phase IV Premises in the as-is condition of the Phase IV Premises at the expiration of the term of the lease of the prior tenant located in the Phase IV Premises, the existing condition of which is described in Exhibit F-2 attached hereto. All of Landlord’s Work will be performed in a good and workmanlike manner using only materials of a good and high quality.

Lease Year shall mean, for the first “Lease Year,” the period of time commencing on the Commencement Date and ending on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs. Each succeeding “Lease Year” shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.

Normal Business Hours shall mean 8:00 a.m. to 6:00 p.m. from Monday through Friday and from 8:00 a.m. until 1:00 p.m. on Saturday, excepting Observed Holidays.

Observed Holidays shall mean New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day plus days observed by the Commonwealth of Massachusetts, the City of Boston, and the labor unions servicing the Project as holidays.

Operating Costs shall mean all operating costs of the Project and shall consist of all reasonable expenditures by Landlord to operate and maintain all of the Project in operation at the beginning of the Lease Term and such additional facilities in subsequent years as may be determined by Landlord to be necessary or beneficial to the operation of the Project. The term “Operating Costs” as used herein shall mean all expenses, costs and disbursements (but, except as otherwise herein provided, not replacement of capital investment items except as provided in (g) below nor specific costs specifically billed to and paid by specific tenants) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, promotion, insuring or operation of the Project, including, but not limited to, the following:

A.    Wages and salaries of all employees engaged in operation and maintenance or security (to the extent provided) of all or any part of the Project, including taxes, insurance and benefits relating to such employees.

B.    All supplies and materials used in the operation and maintenance of any part of the Project.

C.    Costs of all utilities for the Project, including the cost of water and power, heating, lighting, air conditioning and ventilating for all or any part of the Project.

D.    Costs of all maintenance, janitorial, security (to the extent provided) and service agreements for the Project, and the equipment therein, including alarm service, window cleaning, snow removal and elevator maintenance.

E.    Costs of all insurance relating to the Project, including cost of casualty and liability insurance and Landlord’s personal property used in connection therewith.

F.    Costs of repairs and general maintenance of any part of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant) including, without limitation, landscaping of any part of the Project.

G.    The costs and expenses of any capital improvements if such capital improvement either (i) is intended in the good faith reasonable judgment of Landlord to reduce Operating Costs (as for example, a labor saving or energy saving improvement) provided, the amount included in Operating Costs in any calendar year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) is made to comply with a Requirement. All of such costs shall be amortized over the reasonable life of such improvements, and a pro rata portion thereof included within Operating Costs for each year the same is so amortized, together with interest at the rate of six percent (6%) per annum on all unamortized balances. The reasonable life and amortization schedule of the foregoing shall be determined in accordance with generally accepted accounting principles (GAAP), and in no event shall such reasonable life extend beyond the reasonable life of the Building or other part of the Project to which such costs are related.

H.    Landlord’s central accounting and overhead costs allocable to the Project.

I.    All fees, costs and charges paid to any person or entity who provides services, including management services to any part of the Project

In determining the amount of Operating Costs for any calendar year, if less than 95% of the rentable areas of the Project are occupied by tenants at any time during any such year, Operating Costs that vary based on occupancy such as cleaning costs shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout such year. Debt service and leasing commissions payable by Landlord shall be excluded from any computation of Operating Costs. In addition, the following shall be excluded from any computation of Operating Costs:

(1)    The cost of correcting defects, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects for this purpose;

(2)    Salaries of officers and executives of the Landlord not connected with the operation of the Property;

(3)    The initial cost of tools and equipment used in the operation of the Property;

(4)    Depreciation;

(5)    Expenses relating to tenants’ alterations, including, without limitation, the construction of initial leasehold improvement for tenant spaces;

(6)    Interest, fees or principal on indebtedness and any ground lease rents;

(7)    Expenses for which the Landlord, by the terms of this Lease or any other lease, makes a separate charge;

(8)    Real estate taxes;

(9)    Intentionally Omitted.

(10)    The cost of any services or systems for the that portion of the Building occupied by the Landlord or affiliates of the Landlord (exclusive of space occupied by the Landlord or affiliates of the Landlord in connection with the operation of the Building) and which are not provided generally to other tenants in the Building,

(11)    Leasing fees or commissions, advertising and promotional expenses, and legal fees incurred in connection with leasing space in the Building;

(12)    Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense (e.g., if Landlord agrees to provide extra cleaning to another tenant, the cost thereof would be excluded since Landlord is not obligated to furnish extra cleaning to Tenant);

(13)    The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation;

(14)    Intentionally Omitted;

(15)    Expenses for painting and redecorating for any tenant;

(16)    Legal expenses in enforcing the terms of any Lease;

(17)    Penalties and interest for late payment of real estate taxes, water and sewer charges, or any other obligation of Landlord;

(18)    Water rents and sewer charges to any tenant on a direct meter basis which are paid by the tenant;

(19)    The cost of any item or service to the extent to which Landlord is entitled to be reimbursed or compensated by insurance, any tenant, or any third party, or would have been entitled to reimbursement or compensation if Landlord maintained the insurance which it is required to maintain hereunder;

(20)    Expenses due to Landlord’s default under any lease or other agreement relating to the Building, the Lot, or the Premises; and

(21)    All other items that, under generally accepted accounting principles, are properly classified as capital expenditures, except as expressly otherwise provided in this Lease.

Prime Lease shall mean that certain long term lease agreement dated January 30, 2007 by and between The Economic Development and Industrial Corporation of Boston, a corporation organized under the laws of the Commonwealth of Massachusetts, as Prime Lessor and CV Drydock Avenue LLC, as Prime Lessee, as amended by First Amendment dated January 21, 2015, covering the Building and certain real property on which the Building is situated, as the same may be further amended from time to time.

Prohibited Use shall mean any use or occupancy of the Leased Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Project or any equipment, facilities or other systems therein; (b) impair the appearance of the Project; (c) interfere with the efficient and economical maintenance, operation and repair of the Leased Premises or the Project or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Project tenant or occupants; (e) not comply with applicable Requirements; (f) materially and adversely affect the first-class image of the Project or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Project.

Project shall mean the Building, the land upon which the Building is situated and all other improvements now or hereafter situated on such land.

Requirements shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the ADA and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Project, and (iv) utility service providers.

Tax Year shall mean the twelve month period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of Boston as the fiscal year for real estate tax purposes).

Trade Fixtures shall mean any and all signs placed by Tenant within the Leased Premises pursuant to provisions hereof and any and all items of property used by Tenant in the Leased Premises including, but not limited to, furniture and equipment; provided, however, that the term “Trade Fixtures” shall not include any permanent leasehold improvements including, but not limited to, any floor, wall or ceiling coverings, any interior walls or partitions, any lighting fixtures, track lights or any property a part of or associated with any electrical, plumbing or mechanical system, notwithstanding that the same may have been installed within the Leased Premises.

Unavoidable Delays shall mean Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

Section 9.2     Parking. Tenant shall have the exclusive non-reserved right to use two (2) surface parking spaces located on the Drydock Avenue side of the Project utilizing “G” decals (collectively, the “Parking Spaces”). Tenant shall pay, as Additional Rent, a monthly parking charge for such Parking Spaces at the then-current parking charge per space, per month, which rate may be increased from time to time. The Parking Spaces shall be used only for parking duly registered and operating private passenger motor vehicles owned and operated by Tenant or its employees and for visitor parking. Neither the Landlord nor any operator shall be liable for any loss, injury or damage to persons using the Parking Spaces or automobiles or other property therein, and, to the fullest extent permitted by law, the use of the Parking Spaces shall be at the sole risk of Tenant and its employees.

Section 9.3     Exhibits. Supplements and Riders. The Exhibits, Supplements and Riders attached to this Lease are hereby incorporated herein and hereby made a part of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

“LANDLORD”

JAMESTOWN 21-23-25 Drydock, L.P.,
a Delaware limited partnership

By:	JT 21-23-25 Drydock Corp.,
a Delaware corporation,
its general partner

By	/s/ Shegun Holder
	Name:	Shegun Holder
Title:

“TENANT”

GINKGO BIOWORKS, INC.,
a Delaware corporation

By:	/s/ Barry Canton
	Name:	Barry Canton
	Title:	Founder & Secretary
Hereunto duly authorized

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